AUFHEBUNGSVEREINBARUNG	SEPARATION AGREEMENT

Zwischen	Between

Micromet, Inc. 6707 Democracy Boulevard, Suite 505, Bethesda, MD 20817	Micromet, Inc. 6707 Democracy Boulevard, Suite 505, Bethesda, MD 20817

- im Folgenden „Gesellschaft“ genannt -	- hereinafter referred to as “Company”

und	and

Herrn Carsten Reinhardt Moltkestr. 9, 80803 München	Mr. Carsten Reinhardt Moltkestr. 9, 80803 München

- im Folgenden “Executive” genannt -	- hereinafter referred to as “Executive” -

1. Die Parteien sind sich darüber einig, dass der Anstellungsvertrag zwischen den Parteien vom 02.06.2006 mit Ablauf des 30.09.2009 in gegenseitigem Einvernehmen beendigt wird.	1. The parties agree to terminate the employment contract dated 2 June 2006 by mutual agreement effective on 30 September 2009.

2.      (a)        Als Ausgleich für den Verlust des Arbeitsplatzes und aller damit in Zusammenhang stehender Nachteile erhält der Executive eine Abfindung in Höhe von € 240.000 brutto. € 160.000 brutto der Abfindung werden zusammen mit dem Gehalt für den letzten Tätigkeitsmonat abgerechnet und ausbezahlt, und € 80.000 brutto der Abfindung werden per 1.1.2010 abgerechnet und ausbezahlt. Die Abfindung beinhaltet auch die Auszahlung von noch ausstehenden Urlaubstagen, die dem Executive zum 30.9.2009 zustehen.

2.       (a)        For the loss of the employment and for all associated detriments, the Company shall pay to the Executive a severance payment in the amount of € 240.000 gross. The severance payment shall be due together with the salary for the last month of employment, provided that € 160.000 gross will be paid on October 1, 2009, and € 80.000 gross will be paid on or after January 1, 2010. The severance payment includes the compensation of Executive for accrued vacation days as of 30 September 2009.

(b)        Zusätzlich hat der Executive einen Anspruch auf ein weiterlaufendes „Vesting“ seiner Stock Options bis 30.06.2010, mit dem Recht, diese bis 30.6.2011 auszuüben.  Soweit nicht durch den vorhergehenden Satz abgeändert, finden die Bestimmungen des Amended and Restated 2003 Equity Incentive Compensation Plan, des 2006 Equity Incentive Compensation Plan, und der jeweiligen stock option agreements, weiterhin Anwendung.

(b)        In addition, the vesting of all Executive’s stock options will continue until 30 June 2010], and Executive will have the right to [exercise the vested options until June 30, 2011. To the extent not amended by the preceding sentence, the provisions of the Amended and Restated 2003 Equity Incentive Compensation Plan, the 2006 Equity Incentive Compensation Plan, and the respective stock option agreements will remain in full force and effect.

(c)        Mit Ausnahme der in dieser Ziff. 2 ausdrücklich erwähnten Zahlungen und Ansprüche hat der Executive keine finanziellen Ansprüche irgendwelcher Natur die sich aus dem Anstellungsvertrag, dem Anstellungsverhältnis, deren Beendigung, oder aus anderweitigen Vereinbarungen mit der Gesellschaft, oder der Tätigkeit als Vorstand der Micromet AG, nach deutschem oder amerikanischem Recht ergeben könnten.

(c)        Except for the payments and rights expressly provided for in this Section 2, the Executive does not have any financial claims of whatever nature arising from or in connection with his employment agreement, the employment relationship, the termination thereof, or from any other agreement with the Company or the position as a Vorstand of Micromet AG under applicable German or US law.

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(d) Wird das Anstellungsverhältnis durch Kündigung des Executive vor dem 30.09.2009 beendet, entfallen die Ansprüche aus dieser Ziff. 2.	(d) Any termination of the Executive prior to 30 September 2009 shall result in forfeiture of the benefits according to this Section 2.

3.      Der Executive wird spätestens 10 Tage nach Beendigung des Anstellungsverhältnisses eine abschließende Spesenabrechung bei der Gesellschaft einreichen und die Gesellschaft wird die Ausgaben entsprechend der bei der Gesellschaft geltenden Gepflogenheiten erstatten.

3.       The Executive will submit within 10 days of the separation date his final documented expense reimbursement statement. The Company will reimburse the Executive for reasonable business expenses pursuant to its regular business practice.

4.        (a)        Der Executive verpflichtet sich, zum Ende des Anstellungsverhältnisses sämtliches Eigentum der Gesellschaft, insbesondere alle in seinem Besitz befindlichen Unterlagen, die er im Zusammenhang mit dem Anstellungsverhältnis erlangt oder angefertigt hat, vollständig herauszugeben. Ein Zurückbehaltungsrecht besteht nicht. Diese Verpflichtung gilt sinngemäß auch für sämtliche Daten oder andere unkörperliche Informationen und erfasst auch etwa angefertigte Kopien oder Mehrstücke.  Der Executive verpflichtet sich zudem, den Release in Anhang 1 zu unterschreiben.

4.        (a)        The Executive shall return to the Company all property of the Company, especially all documents in his possession which he has received or prepared in the context of the employment relationship, at the latest by the separation date. A right of retention does not exist. He shall also return all records and documents, including data and other intangible information and all copies or duplications thereof. The Executive further agrees to execute the release attached as Appendix 1.

(b) Der Executive wird die Rückgabe des Eigentums der Gesellschaft mit Christian Neitzel, Director Human Resources absprechen.	(b) The Executive will coordinate the return of company property with Christian Neitzel, Director Human Resources.

(c)        Die Auszahlung der Beträge gemäß Ziff. 2 wird ausdrücklich von der Rückgabe des gesamten Eigentums der Gesellschaft und der Unterzeichnung des Releases in Anhang 1 und der Beendigungsvereinbarung in Anhang 2 abhängig gemacht.

(c)        Receipt of the benefits described in Section 2 is expressly conditioned upon return of all company property and the execution of the release attached as Appendix 1 and the “Beendigungsvereinbarung” attached as Appendix 2.

5.       Der Executive verpflichtet sich, über alle ihm im Rahmen seiner Tätigkeit zur Kenntnis gelangten betrieblichen Angelegenheiten, insbesondere Geschäfts-, Betriebs- und Fabrikationsgeheimnisse, sowie über den Inhalt dieser Aufhebungsvereinbarung Stillschweigen zu bewahren.

5.       The Executive will keep confidential all company matters of which he gained knowledge in connection with his employment, in particular business, company and production secrets, as well as the content of this Separation Agreement.

6.       Der Executive und die Gesellschaft verpflichten sich, die andere Partei, deren abhängige Unternehmen, Vorstände, Aufsichtsräte, Angestellte, Aktionäre und Vertreter nicht zu verunglimpfen, und so deren Geschäft oder Ruf zu schädigen, wobei der Executive und die Gesellschaft richtig und vollständig Auskunft geben dürfen, wenn dies im Rahmen eines rechtlichen Prozesses erforderlich ist.  Die Verpflichtung der Gesellschaft beschränkt sich auf deren Vertreter, die von dieser Bestimmung Kenntnis haben.

6.       Both Executive and the Company agree not to disparage the other party and the other party’s parents, subsidiaries, affiliates, officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this section are limited to Company representatives with knowledge of this provision.

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7.      Diese Aufhebungsvereinbarung lässt die weitergeltenden Bestimmungen des Anstellungsvertrages in Ziff. 7.8 (mit Ausnahme von Ziff. 2.4(a) und (b), 3.1, 6, 7, 8, und 9.3, welche mit Beendigung des Anstellungsvertrages wirkungslos werden) und das „Employee Invention Assignment and Confidentiality Agreement“ unberührt, und auf deren Bestand und Anwendbarkeit wird hiermit ausdrücklich hingewiesen.

7.      This Separation Agreement does not affect the surviving clauses in Section 7.8 (except for Sections 2.4(a) and (b), 3.1, 6, 7, 8, and 9.3, which shall terminate upon termination of the employment agreement) and the “Employee Invention Assignment and Confidentiality Agreement“, the existence and applicability of which are hereby expressly referred to and acknowledged.

8. Der Executive legt hiermit mit Wirkung zum 30.09.2009 sein Amt als Senior Vice President and Chief Medical Officer von Micromet, Inc. und als Vorstand der Micromet AG nieder.	8. The Executive hereby resigns from his position as Senior Vice President and Chief Medical Officer of Micromet, Inc. and as Vorstand of Micromet AG effective as of 30 September 2009.

9.      (a)        Der Executive unterzeichnet diese Aufhebungsvereinbarung nach reiflicher Überlegung. Er wird darauf hingewiesen, dass verbindliche Auskünfte zu den Rechtsfolgen dieser Vereinbarung, insbesondere in steuer- und sozialrechtlicher Hinsicht nur die zuständigen Stellen wie beispielsweise die Arbeits- und Finanzämter erteilen.

9.       (a)        The Executive agrees to this contract voluntarily. The Executive is hereby informed that binding advice on the legal consequences of this contract especially in tax and social security matters may be given only by the corresponding competent authorities as for example by the employment and tax Offices.

(b)              Der Executive wird hiermit darüber informiert, dass er gesetzlich dazu verpflichtet ist, sich unverzüglich, spätestens aber innerhalb von sieben Tagen nach Kenntnis des Beendigungszeitpunkts, persönlich bei dem Arbeitsamt als arbeitssuchend zu melden. Weiter wird der Executive darauf hingewiesen, dass bei einem Verstoß gegen diese Meldepflicht eine Minderung des Arbeitslosengeldes eintreten kann.

(b)        The Executive has been informed explicitly that he is legally obliged to announce the end of his employment relationship immediately to the employment office, at the latest within 7 days after knowledge of the end of his employment relationship. Furthermore, the Executive has been informed that every breach of this Obligation can result in disadvantages concerning the payment of unemployment benefits.

10.      Im Falle des Verstoßes gegen die Verpflichtungen dieser Aufhebungsvereinbarung (einschließlich der weitergeltenden Bestimmungen des Anstellungsvertrages) und des Employee Invention Assignment and Confidentiality Agreement verpflichtet sich der Executive, der Gesellschaft eine Vertragsstrafe in Höhe eines Gesamt-Bruttomonatseinkommens zu bezahlen. Der Gesellschaft bleibt vorbehalten, über die vorstehend geregelte Vertragsstrafe hinaus einen weitergehenden Schaden geltend zu machen.

10.      In the event of a breach of any obligation under this Separation Agreement (including any surviving provisions of the employment agreement) and the Employee Invention Assignment and Confidentiality Agreement, the Executive undertakes to pay the Company a contractual penalty amounting to a month’s total gross salary. The Company retains the right to assert further damages beyond the contractual penalty provided for in the preceding sentence.

11.      Es besteht Einigkeit zwischen den Parteien, dass mit dieser Aufhebungsvereinbarung alle etwaigen vertraglichen Verhältnisse zwischen dem Executive und der Micromet, Inc. oder der Micromet AG beendet sind und keinerlei weitere Vertragsverhältnisse oder gegenseitige Ansprüche mehr bestehen, mit Ausnahme des „Employee Invention Assignment and Confidentiality Agreement“ und der Stock Option Agreements gemäß derer der Executive Optionen zum Erwerb von Common Stock von Micromet, Inc. erhalten hat.

11.     The parties agree that this separation agreement terminates any possible contractual relationships between the Executive and Micromet, Inc. or Micromet AG and no further contractual relationships or claims against each other exist, with the exception of the Employee Invention Assignment and Confidentiality Agreement and the stock option agreements under which Executive was granted options to purchase common stock of Micromet, Inc.

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12.     Sollte eine der vorstehenden Bedingungen ganz oder teilweise unwirksam sein oder werden, so berührt dies die Wirksamkeit der übrigen Bestimmungen nicht. Die unwirksame Regelung wird dann durch eine wirksame ersetzt, die insbesondere den wirtschaftlichen Zielvorstellungen der Parteien am nächsten kommt.

12.      In the event that any provision of this contract or part of it should be or become invalid, the validity of the other provisions of this contract shall not be affected hereby. The invalid provision shall be replaced by a valid provision, which in particular comes closest to the economic intent of the parties.

13.     Trotz der Verpflichtung der Gesellschaft, die wesentlichen Bestimmungen dieses Aufhebungsvertrags zu veröffentlichen, und den Vertrag bei der US Securities and Exchange Commission einzureichen, verpflichtet sich der Executive, die Bestimmungen dieses Aufhebungsvertrags vertraulich zu behandeln und nicht an Dritte weiterzugeben, mit den folgenden Ausnahmen: Der Executive kann diesen Aufhebungsvertrag auf vertraulicher Basis (a) seinen Familienmitgliedern, (b) seinem Anwalt, Buchhalter, Auditor, Steuerberater und Finanzberater, und (c) soweit eine Weitergabe nach anwendbarem Recht erforderlich ist, weitergeben.

13.     Notwithstanding any obligation by the Company to publicize the material terms of this Separation Agreement and  publicly file this Separation Agreement with the US Securities and Exchange Commission, Executive agrees that the provisions of this Separation Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed by Executive in any manner whatsoever; provided, however, that:  (a) Executive may disclose this Separation Agreement in confidence to his immediate family; (b) Executive may disclose this Separation Agreement in confidence to his attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Separation Agreement insofar as such disclosure may be required by law.

14. Bei etwaigen unterschiedlichen Auslegungsmöglichkeiten der deutschen und englischen Fassung dieses Aufhebungsvertrages hat stets die deutsche Fassung Vorrang.	14. In case of eventual different interpretation possibilities of the German and the English version of this cancellation contract, the German version shall always prevail.

15. Auf diese Aufhebungsvereinbarung ist deutsches Recht anwendbar. Ausschließlicher Gerichtsstand ist München, Deutschland.	15. This Separation Agreement is governed by German law. Exclusive jurisdiction is in Munich, Germany.

Munich, July 6, 2009	/s/ Christian Itin
Ort/Datum	Christian Itin
President and CEO
Micromet, Inc.

Munich, July 6, 2009	/s/ Christian Itin
Ort/Datum	Christian Itin
Aufsichtsratsvorsitzender
Micromet AG

Munich, July 6, 2009	/s/ Carsten Reinhardt
Ort/Datum	Carsten Reinhardt

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Anhang 1/Appendix 1

Release

You hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to releases, events, acts or conduct at any time prior to the date you execute this Agreement, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, PTO pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

(a)	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

(b)
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Section 510; the National Labor Relations Act; and any corresponding or similar German statutes.

(c)
has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

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Excluded from this Agreement are any claims which cannot be waived by law.  You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) you are receiving sufficient consideration for the waiver and release in this Agreement, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim.  You further acknowledge that you have been advised by this writing that:  (a) this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this release; (c) you have twenty-one (21) days to consider this release (you may choose to voluntarily execute this Release earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke it; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you executes this Agreement (the “Effective Date”).

Agreed:

/s/ Carsten Reinhardt
Signature

July 6, 2009
Date

CONSIDERATION PERIOD

I, Carsten Reinhardt, understand that I have the right to take 21 days to consider whether to sign this release, which I received on July 6, 2009.  If I elect to sign this release before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

/s/ Carsten Reinhardt
Signature

July 6, 2009
Date

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Anhang 2/Appendix 2

Beendigungsvereinbarung

zwischen

Herrn Dr. Carsten Reinhardt,
- nachfolgend "Dr. Reinhardt" genannt -

und

Micromet AG, Staffelseestraße 2, 81477 München, vertreten durch den Aufsichtsrat, dieser vertreten durch den Aufsichtsratsvorsitzenden Dr. Christian Itin
- nachfolgend "Gesellschaft" genannt -

1.
Dr. Reinhardt legt hiermit im Einvernehmen mit dem Aufsichtsrat sein Amt als Mitglied des Vorstandes der Gesellschaft mit Wirkung zum Ablauf des 30.9.2009 nieder. Diese Amtsniederlegung wird hiermit durch den Aufsichtsrat der Gesellschaft angenommen.

2.
Die Parteien sind sich einig und vereinbaren hiermit, dass keine wechselseitigen Ansprüche der Parteien aus oder im Zusammenhang mit der Tätigkeit von Dr. Reinhardt als Mitglied des Vorstandes der Gesellschaft oder mit dem dieser Tätigkeit zugrunde liegenden Dienstverhältnis oder dessen Beendigung, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt, mehr bestehen; ausgenommen hiervon sind etwaige Ersatzansprüche der Gesellschaft, auf die die Gesellschaft gemäß § 93 AktG zum jetzigen Zeitpunkt nicht verzichten kann. Die Parteien stellen hiermit fest, dass die Gewährung bzw. Auszahlung des Dr. Reinhardt zustehenden Urlaubs verbindlich in der Aufhebungsvereinbarung zwischen Dr. Reinhardt und der Micromet, Inc. geregelt ist.

München, den 6. Juli 2009

/s/ Carsten Reinhardt	/s/ Christian Itin
(Dr. Carsten Reinhardt)	(Micromet AG)

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